Exhibit 99.12

OMNIBUS AMENDMENT TO RVMTP PURCHASE AGREEMENTS

This OMNIBUS AMENDMENT TO RVMTP PURCHASE AGREEMENTS, dated January 13, 2022 (this “Amendment”), is entered into by and among:

BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of this Amendment) (the “Purchaser”), and

PIMCO FLEXIBLE MUNICIPAL INCOME FUND, a non-diversified closed-end fund organized as a Massachusetts business trust (the “Fund”):

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in each Purchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and the Fund are parties to each of the RVMTP Purchase Agreement dated November 18, 2019 and the RVMTP Purchase Agreement dated April 20, 2020, as each may have been previously amended or supplemented (together, the “Existing Purchase Agreements” and, as amended by this Amendment, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Purchase Agreements” and each a “Purchase Agreement”);

WHEREAS, pursuant to Article VII, Section 7.4 of the Purchase Agreements, the parties hereto desire to amend the terms of each Existing Purchase Agreement to replace the exhibit to each of the Existing Purchase Agreements titled “Exhibit B—Eligible Assets” with a revised exhibit titled “Exhibit B—Eligible Assets”, attached hereto as Exhibit A, and to waive any notice for such amendment that may be required by Article VI, Section 6.1 of the Purchase Agreements; and

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           The exhibit to each of the Existing Purchase Agreements titled “Exhibit B—Eligible Assets” is hereby deleted in its entirety and replaced with the exhibit attached hereto as Exhibit A titled “Exhibit B—Eligible Assets”.

2.           The definition of “Overconcentration Amount” in Article I of each Existing Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Issuer, an amount equal to the sum of (without duplication): (i) for investments (excluding pre-refunded securities) of the Issuer rated below BBB- (or the equivalent): the Market Value of such investments in excess of 40.0% as a percentage of the Market Value of the Issuer’s Total Assets, (ii) for investments in assets other than municipal bonds and other municipal securities: the Market Value of such investments in excess of 20.0% as a percentage of the Market Value of the Issuer’s Total Assets, (iii) for investments in assets that constitute taxable obligations (which shall include total return swaps measured at their notional amount): the Market Value of such investments (which shall include total return swaps measured at their notional amount) in excess of 20.0% as a percentage of the Market Value of the Issuer’s Total Assets, (iv) for investments in assets that constitute securities of ~~other~~ municipal closed-end funds and municipal open-end funds (as defined in Sections 1.F and 1.G, respectively, of Exhibit B to this Agreement): the Market Value of such investments in excess of 5.0% as a percentage of the Market Value of the Issuer’s Total Assets, and (v) for total return swap transactions: the notional amount of such contracts in excess of 3.0% of the Issuer’s Total Assets outstanding. The rating of any investment (e.g., BB (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Issuer’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P. For investments which qualify for multiple overconcentration categories listed in (i) to (v) above, the Overconcentration Amount will be calculated utilizing the individual concentration limit resulting in the largest amount (without duplication) to be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio (set out in Section 2.4(d) of the Statement) pursuant to Sections 4.11 and 6.12 hereof.

3.           Miscellaneous.

(a)           The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

(b)          This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(d)          A copy of the Amended and Restated Agreement and Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice hereby is given that this Amendment is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations under or arising out of this Amendment are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

4.          Counterparts and Electronic Signatures. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Amendment by that party.  The parties hereto further acknowledge and agree that this Amendment may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

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EXHIBIT A

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, as of the day and year first above written.

PIMCO FLEXIBLE MUNICIPAL INCOME FUND

By:	/s/ Eric D. Johnson
Name:	Eric D. Johnson
Title:	President

[Signature Page to Omnibus Amendment to RVMTP Purchase Agreement ]

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By:	/s/ Michael Jentis
Name: Michael Jentis
Title: Authorized Signatory

[Signature Page to Omnibus Amendment to RVMTP Purchase Agreement]

EXHIBIT A

EXHIBIT B

ELIGIBLE ASSETS

1.	“Eligible Assets” are hereby defined to consist only of the following as of the time of investment:

A.	Debt obligations

i.
“Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory or a political subdivision thereof, and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision of thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Manager’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Manager will monitor the Issuer’s creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Manager are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii.	Debt obligations of the United States.

iii.
Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v.	Debt obligations of the Federal Home Loan Banks.

vi.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii.
Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix.	Debt obligations of issuers other than those specified in (i) through (viii) above that are not “distressed or in default” and that are “marketable.” For these purposes, an obligation is

(aa)          “marketable” if:

(A) it is registered under the Securities Act;

(B) it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

(C) it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(bb)          not “distressed or in default” if:

(A) it has received an investment grade rating from an NRSRO or, if not rated by an NRSRO, from the Investment Manager’s internal rating analysis,

(B) the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure as solely determined by the Investment Manager based on the Investment Manager’s internal credit due diligence, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest at the time of acquisition by the Fund was expected, or

(C) it is purchased by the Fund at a price that the Investment Manager believes is below the aggregate principal and interest expected to be received on the obligation, provided that, with respect to assets qualifying as “not ‘distressed or in default’” by way of this clause (C), the Issuer may not invest more than 5% of its total assets in such assets.

x.
Other assets that are not described in (i) through (viii) above, if the Investment Manager provides written notice to the Purchaser indicating the Issuer’s intent to invest in such asset and describing such asset in reasonable detail at least five Business Days prior to such investment and the Purchaser affirmatively approves such investment. The Purchaser will use commercially reasonable efforts to respond to the Investment Manager’s request within such five Business Day period.

xi.
Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

xii.	Bank capital securities of both non-U.S. (foreign) and U.S. issuers, other obligations including without limitation certificates of deposit, bankers’ acceptances and fixed time deposits.

The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.	Cash;

ii.	Repurchase agreements on assets described in A above; or

iii.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Issuer already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such Issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.

D.
Assets not otherwise covered in A, B or C above that the Investment Manager may determine are in the best interest of shareholders of the Issuer to acquire in pursuing a workout arrangement with issuers (of the types described in A above) of defaulted obligations, including, but not limited to, loans to the defaulted issuer or another party pursuant to the workout arrangement, or a debt, equity or other interest in the defaulted issuer or other party to the workout arrangement, provided that the Issuer may not invest more than 2% of its total assets in any such assets (as measured at the time of investment). The Issuer agrees that it will only acquire equity securities pursuant to this Section 1.D. that it reasonably expects at the time of acquisition to hold for a period not to exceed five (5) years from the date of acquisition.

E.	Other assets, upon written agreement of all Holders of the RVMTP Shares (“Holders”) that such assets are eligible for purchase by the Holders.

F.
Shares of any investment company registered under the 1940 Act sub-classified as a “closed-end company” pursuant to Section 5(a)(2) of the 1940 Act that has adopted and disclosed in its registration statement an investment policy to invest, under normal circumstances, at least 80% of the value of its Assets (as defined in Rule 35d-1 under the 1940 Act) in municipal securities.

G.
Shares of any investment company registered under the 1940 Act sub-classified as an “open-end company” pursuant to Section 5(a)(1) of the 1940 Act that has adopted and disclosed in its registration statement an investment policy to invest, under normal circumstances, at least 80% of the value of its Assets (as defined in Rule 35d-1 under the 1940 Act) in municipal securities.

2.
The Investment Manager has instituted policies and procedures that it believes are sufficient to ensure that the Issuer and it comply with the representations, warranties and covenants contained in this Exhibit B to the Agreement.

3.
The Issuer will, upon request, provide the Holder(s) and their internal and external auditors and inspectors as the Holder(s) may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit B to the Agreement, but only for the purposes of internal and external audit.